Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

FIREFLY NEUROSCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees To be Paid	Equity	Common Stock, par value $0.0001 per share	Other(3)	833,333	$3.275	$2,729,166	0.00015310	$417.84
	Total Offering Amounts			833,333		$2,729,166		$417.84
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$417.84

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“common stock”), as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)

This Registration Statement covers the issuance of 154,750 shares of common stock issuable pursuant to the Firefly Neuroscience, Inc. 2024 Long-Term Incentive Plan (the “Plan”). In addition, this Registration Statement includes a reoffer prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for the reoffer and resale of up to 678,583 shares of common stock on a continuous or delayed basis that may be deemed to be “restricted” or “control securities” within the meaning of the Securities Act, and the rules and regulations promulgated thereunder, that are issuable to certain of our employees, executive officers or directors identified in the Reoffer Prospectus. The number of shares of common stock included in the Reoffer Prospectus represents shares of common stock issuable to the selling stockholders pursuant to equity awards, including stock options, restricted stock units and deferred stock units, granted to the selling stockholders and does not necessarily represent a present intention to sell any or all such shares of common stock.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance pursuant to the Plan are based on $3.275 per share, the average of the high and the low price of the common stock as reported on May 14, 2025, as reported on the Nasdaq Capital Market.